Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (hereinafter "Agreement") is made and entered into this 5th day of May, 2017 (the “Effective Date”), by and between Mechanical Technology, Incorporated, a corporation organized and doing business under the laws of the State of New York (hereinafter "MTI"), having a principal office for the transaction of business located at 325 Washington Avenue Extension, Albany, New York 12205, and Frederick (Rick) Jones (hereinafter "Executive").

WHEREAS, Executive is currently employed as an at-will employee and executive of MTI;

WHEREAS, MTI desires to continue to employ Executive in accordance with the terms of this Agreement; and

WHEREAS, Executive desires to be so employed by MTI.

NOW, THEREFORE, in view of the foregoing, and in consideration of the following terms, covenants and conditions, and other good and valuable consideration, the parties hereto agree as follows:

  Employment. MTI employs Executive and Executive accepts employment with MTI in the position of Chief Executive Officer and Chief Financial Officer.  Executive shall be employed as an exempt, full-time employee.

  Term.  The term of this Agreement shall commence on the execution date of this Agreement, and shall continue to and including December 31, 2018 (the “Initial Term”), unless terminated earlier in accordance with this Agreement.  Unless earlier terminated as provided herein, at the expiration of the Initial Term, Executive’s employment and the term of this Agreement shall automatically extend and continue for successive one (1) year periods (each, an “Additional Term”), unless either party gives written notice of termination no later than ninety (90) days prior to the expiration of the Initial Term or any Additional Term, as the case may be.  The Initial Term and all Additional Term(s), taken together, shall be referred to herein as the “Employment Term.”

  Duties. Executive at all times will faithfully, industriously and lawfully render full-time, exclusive professional services, attention, and best professional efforts to performing all duties that may be required in the positions of Chief Executive Officer and Chief Financial Officer, all duties set forth in MTI’s bylaws, and such other duties and responsibilities as directed by MTI’s Board of Directors.

  Compensation and Benefits. In consideration of the services to be rendered by Executive under or in connection with this Agreement, Executive shall be paid such compensation and benefits as are set forth in the following paragraph:

  Base Salary.  MTI agrees to pay Executive a base salary of $182,310.00 per annum or such higher figure as may be agreed upon from time to time by the Board of Directors.  Executive’s Base Salary may be increased in accordance with this Section without the need to amend the Agreement.  Any such increase shall be put into effect by MTI adjusting its payroll records, issuing increased paychecks to Executive and providing Executive with notice of such change in accordance with New York Labor Law.  Any Base Salary or other compensation paid to Executive shall be subject to withholding and any other normal payroll practices in effect at MTI from time to time.

  Executive Bonus Program.  Executive will be eligible to receive an annual bonus in accordance with MTI’s Executive Bonus Program, which is established annually by the Board of Directors at its sole discretion.  In order to receive an annual bonus under MTI’s Executive Bonus Program, Executive must be employed through the end of the applicable fiscal year.  Any annual bonus received in accordance with MTI’s Executive Bonus Program shall be deemed earned upon payment and will be paid within sixty (60) days following the end of the applicable fiscal year.

  Discretionary Bonus.  Notwithstanding Section 4(b), MTI may, at is sole discretion, award an additional, discretionary bonus to Executive in connection with the Board of Director’s annual evaluation of Executive, which shall be completed at the end of the applicable fiscal year.  Any discretionary bonus awarded in accordance with this Section shall be paid within sixty (60) days following the end of the applicable fiscal year.

  Stock Options.  Executive is eligible to receive stock options or other awards under the Mechanical Technology, Incorporated Equity Incentive Plans.  Terms and conditions will be set forth in one or more award agreements.  MTI’s Board of Directors will determine the number of any options or other awards granted to Executive under the Equity Incentive Plans.  All stock options will be granted with a per share exercise price equal to the fair market value of a share of the stock subject to the option, determined in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder (“Section 409A”).

  Fringe Benefits.  To the extent eligible, Executive shall be entitled to such employee benefits, if any, as are generally provided from time to time during the Employment Term by MTI to its full-time employees, generally, and in accordance with the terms and conditions of the applicable version of MTI’s Employee Handbook, insurance carrier master policy and plan document.  Should there be a discrepancy between the information presented in MTI’s Employee Handbook and applicable plan document, the plan document takes precedence.

  MTI Policies.  Executive agrees to perform his job consistent with all MTI policies and ethical business practices.

  No Conflicts.  Executive represents that he is not bound by any employment contract, restrictive covenant or other restriction preventing him from carrying out his responsibilities for MTI, or that is in any way inconsistent with the terms of this Agreement.

  Termination.

  Termination Upon Written Notice.  Both Executive and MTI shall have the right to terminate Executive’s employment and the Employment Term for any reason and for no stated reason in accordance with Section 2 of this Agreement or as otherwise provided herein.  When terminated in accordance with Section 2 of the Agreement, Executive’s termination date shall be ninety (90) days from the date the written notice is received, unless a different date is mutually agreed to in writing.  Upon termination by Executive in accordance with Section 2, MTI shall have the option, exercisable upon its sole discretion, to accelerate Executive’s termination date.

  Compensation Upon Termination.  If Executive’s employment is terminated for any reason, MTI shall pay Executive (or in the event of his death, to his beneficiary or estate), in addition to any other amounts payable hereunder: (i) any unpaid Base Salary due for periods prior to the termination date; (ii) the dollar value of all accrued but unused vacation and personal time (based on Executive’s Base Salary as of the date of termination); (iii) subject to Section 9(c), unpaid bonus amounts for a completed prior year; and (iv) any unpaid reimbursement for business expenses that Executive is entitled to pursuant to MTI’s expense reimbursement policy.  These payments will be made promptly upon termination and within the period of time mandated by law.

  Termination by MTI for Cause.  MTI may terminate Executive’s employment hereunder for “Cause.”  If Executive is terminated for “Cause,” Executive forfeits any unpaid bonuses described in Section 4(b) and 4(c).  For purposes of this Agreement, “Cause” shall mean a termination of Executive’s employment upon one or more of the following events:

  Breach of this Agreement by Executive, gross misconduct, gross negligence, refusal or gross dereliction by Executive to perform the duties required of Executive hereunder, after written notice from MTI, which sets forth the specific nature of the breach or failure, and the failure by Executive to correct such breach or failure within ten (10) days after such notice;

  Indictment on, conviction of, or plea of guilty or nolo contendere to, a crime of moral turpitude, theft, or a violation of the federal securities laws (whether or not related to Executive’s conduct at work); or

  The commission by Executive of any act of fraud, embezzlement, theft, misappropriation or material misuse of or with respect to MTI assets that results in material damage to MTI’s business or reputation, constitutes a breach of fiduciary duty on the part of Executive, or results in Executive’s personal profit or advancement.

  Termination Due to Death or Disability.  This Agreement shall terminate immediately upon Executive’s death, and MTI may terminate Executive’s employment hereunder due to Executive’s Disability.  If Executive is terminated because of his death or Disability, Executive, his beneficiary or his estate, as applicable, will receive, in addition to the amounts set forth in Section 9(b), a bonus in the amount corresponding to the milestone targets achieved, if any, under MTI’s Executive Bonus Program in effect as of the date of his termination with the payment to be made within sixty (60) days from Executive’s separation of service.  For the purposes of this Agreement, “Disability” means the inability of Executive to perform his essential job functions, with or without reasonable accommodation, by reason of a physical or mental condition, for more than ninety (90) consecutive days, or one hundred twenty (120) or more non-consecutive days, in any consecutive twelve- (12) month period as determined by a physician mutually acceptable to Executive and MTI.

  Termination by Executive for Good Reason.  Executive may terminate his employment and the Employment Term for “Good Reason,” in accordance with the following:

  For the purposes of this Agreement, “Good Reason” means (A) a material diminution in Executive’s Base Salary; or (B) a material diminution in the Executive’s authority, duties or responsibilities as they relate to the management of MTI Instruments; or (C) relocation of the Executive’s job to a location outside a 25 mile radius of MTI’s office location; or (D) a material breach of the terms of this Agreement by MTI.  The parties expressly agree that replacement of Executive as CEO or CFO of MTI in connection with MTI’s acquisition of another company shall not be considered a material diminution of the Executive’s authority, duties or responsibilities as they relate to the management of MTI Instruments.

  To effectively terminate his employment for “Good Reason,” Executive must: (A) provide the MTI Board of Directors with notice of the act or omission Executive considers to provide Good Reason within ninety (90) days of its occurrence; (B) provide MTI with at least thirty (30) days from receipt of such notice to cure the act or omission; and (C) within five (5) days after the expiration of the thirty (30) day period set forth in (B) hereof, submit a written notice of resignation, effective immediately, if the act or omission triggering the notice referred to in (A) hereof  was not cured within such thirty (30) day period.

  Termination by MTI without Cause or by Executive for Good Reason.  In the event of Executive’s involuntary termination by MTI other than for Cause or Disability, or termination of this Agreement by Executive for Good Reason, and Executive signs a standard release of claims with MTI in a form reflected in Appendix “A” hereto (the “Release Agreement”), by no later than twenty-one (21) days from the date of Executive’s termination required by the Release Agreement (the “Release Deadline”), and does not revoke such Release Agreement within the seven-day period provided for therein, then Executive shall receive the following: (i) Executive’s Base Salary at the rate in effect at his termination for a period of twelve (12) months from the date of termination (the “Salary Continuation Period”), regardless of whether Executive obtains alternative employment; (ii) a bonus in the amount corresponding to the milestone targets achieved, if any, under MTI’s Executive Bonus Program in effect as of the date of his termination; and (iii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement to Executive for the COBRA premiums for health, dental and optical coverage, for a period of twelve (12) months from the date of termination or until Executive becomes eligible to obtain health insurance coverage elsewhere, whichever occurs earlier.  If the Executive does not sign the Release Agreement by the Release Deadline, or revokes such Release Agreement within seven (7) days of his execution thereof, Executive will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until seven (7) days following Executive’s execution of the Release Agreement. In the event the termination occurs at a time during the calendar year when the Release Agreement could become effective in the calendar year following the calendar year in which Executive’s termination occurs (whether or not it actually becomes effective in the following year), then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the latest to occur of: (i) the date the Release Agreement becomes effective and irrevocable pursuant to Section (v) thereof; (ii) such time as required by the payment schedule applicable to each payment or benefit; or (iii) such time as required by Section 409A.

  Termination in Connection with Change in Control.  In the event Executive is involuntarily terminated other than for Cause or Disability, or terminates his employment for Good Reason, in anticipation of, in connection with, or during the 12 months immediately following a Change in Control, Executive shall continue to receive his Base Salary at the rate in effect at termination plus a bonus in the amount corresponding to the milestone targets achieved, if any, under MTI’s Executive Bonus Program in effect as of the date of Executive’s termination.  Such payments shall be made for a period of twelve (12) months from the date of Executive’s termination (in equal monthly installments according to MTI’s or the acquiring person’s regular payroll practices), regardless of whether Executive obtains alternative employment. For the purposes of this Agreement, a “Change of Control” means one of the following events:

  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), with the exception of Brookstone Partners, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of MTI representing fifty percent (50%) or more of the total voting power represented by MTI’s then outstanding voting securities;

  The consummation of the sale, transfer, assignment or other disposition of all or substantially all of MTI’s assets to any third party;

  The consummation of a merger or consolidation of MTI with any other entity, other than a merger or consolidation which would result in the voting securities of MTI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of MTI or such surviving entity or its parent outstanding immediately after such merger or consolidation.

  Section 409A.

  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Benefits”) will not be payable until Executive has a “separation from service” within the meaning of Section 409A.

  To the extent MTI determines in good faith that all or a portion of any payments hereunder are subject to Section 409A made in connection with Executive’s separation from service are not exempt from Section 409A and that Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service, then payment of such non-exempt payments shall not be made until the date that is six months and one day after Executive’s separation from service (or, if earlier, upon Executive’s death), with any payments that are required to be delayed being accumulated during the applicable delay period and paid in a lump sum on the first business day following the end of the applicable delay period and any subsequent payments, if any, being paid in accordance with the dates and terms set forth in this Agreement.

  This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement shall have the meanings given to such terms under Section 409A if and to the extent required to comply with Section 409A.

  Restrictive Covenants.

  Confidentiality. Subject to Section 10(b), Executive shall hold in a fiduciary capacity for the benefit of MTI, maintain in confidence and not disclose to any third party without the prior written consent of MTI, all Confidential Information (as defined below).  “Confidential Information” means any (i) secret or confidential information, knowledge or data relating to MTI or any of its affiliated companies and their respective businesses that is marked as confidential or would otherwise be known by a reasonable person to be deemed confidential in light of the circumstances in which such information was given or obtained, and (ii) information that is marked as confidential or would otherwise be known by a reasonable person to be deemed confidential or proprietary in nature, in each case including, without limitation, applicable methods of operation, clients, customers, prices, fees, costs, technology, software, know-how, marketing methods, plans, personnel, suppliers, competitors or other specialized information or proprietary matters; provided, that the term “Confidential Information” as used herein does not include information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Executive or his representatives), (ii) was first made available to Executive after the Effective Date from a source other than MTI, its employees or its representatives, or from anyone who was at any time associated with MTI, provided that such source, to Executive’s knowledge after reasonable inquiry, is not and was not bound by an applicable confidentiality agreement or (iii) has been independently acquired or developed by Executive after the Effective Date without violating any of its obligations under or contemplated by this Agreement.  After termination of Executive’s employment with MTI, subject to Section 10(b) Executive shall not, without the prior written consent of the President or the Chairman of the Board of Directors of MTI, unless compelled pursuant to the order of a court or other body having jurisdiction over MTI, communicate or divulge any such Confidential Information to anyone other than MTI and those designated by MTI.

  Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any government agency, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  In addition, nothing in this Agreement shall be understood to limit or prohibit Executive from engaging in discussions or communications protected by the National Labor Relations Act.  In neither case does Executive need to obtain the prior written consent of the President or the Board of Directors of MTI before making such disclosures.

  Exclusive Property; Intellectual Property.

  Executive confirms that all Confidential Information is and shall remain the exclusive property of MTI.  Moreover, all files, records, papers, computer programs, lists, documents and other tangible materials containing or reflecting Confidential Information are and shall remain the exclusive property of MTI.  Upon termination of Executive’s employment with MTI for any reason, Executive shall promptly deliver to MTI all such materials, items and personal property that are under Executive’s possession or control.

  Executive acknowledges that he will provide the services contemplated hereunder while employed by MTI, and that any work product resulting from such services is intended to be the property of MTI.  Executive also acknowledges and agrees that any and all inventions, developments, methods, processes and improvements created by Executive pursuant hereto and any patents, trade secrets, trademarks, works of expression and copyrights in such works and other proprietary information and technology received or acquired by Executive pursuant hereto, solely or jointly with others (collectively, “Creative Works”), are and shall be considered at all times and for all purposes the sole and absolute property of MTI.

  Executive acknowledges and agrees that his creation of the Creative Works is in a fiduciary capacity for the sole benefit of MTI, and Executive shall promptly disclose and deliver to MTI any Creative Works which may be produced, discovered, conceived or designed by Executive pursuant hereto during the Employment Term, whether individually or jointly with others, and whether the Creative Works are produced, discovered, conceived or designed on or off MTI’s premises or during or outside of regular business hours.  Executive further agrees that, upon request, he will promptly make all disclosures, execute all assignments, instruments, patent applications and papers and perform all acts whatsoever necessary or desired by MTI to vest and confirm in MTI, its successors, assigns and nominees all rights in the Creative Works and which may be necessary or desirable to enable MTI, its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof.

  Non-Disparagement.  During the Employment Term and thereafter for two (2) years, Executive shall not make any statements or comments to the media (including, without limitation, via social media) of a negative nature regarding MTI, MTI’s governing board or any officer or employee of MTI, nor shall Executive make any such statements or comments under circumstances in which such statements or comments are reasonably likely to come to the attention of the media; provided, that in no event shall the foregoing limitation apply to (i) compliance with legal process or subpoena, (ii) statements in response to an inquiry from a court or regulatory body, (iii) in rebuttal of media stories with regard to Executive, or (iv) discussions or communications protected by the National Labor Relations Act.

  Non-Solicitation.  For a period of twelve (12) months after the termination of Executive’s employment with MTI, Executive shall not directly or indirectly (i) solicit for employment or employ any person who is an employee of MTI, unless such person left the employ of Executive at least twelve (12) months prior to the solicitation, (ii) induce, solicit, attempt to induce or solicit, or assist any third party in inducing or soliciting, any of MTI’s clients to terminate or change their relationship with MTI or reduce the scope of services provided by MTI, (iii) provide or offer to provide, or assist any third party in providing or offering to provide, to any of MTI’s clients, any services that are the same as or materially similar to the services provided by MTI to such clients, or (iv) take any action that is designed or intended to have the effect of discouraging any lessor, licensor, client, customer, supplier or other business associate of MTI from maintaining its then current business relationship with MTI. General advertisements to the public will not be considered a prohibited solicitation hereunder.

  Assignment.  Executive acknowledges that the services to be rendered by him pursuant to this Agreement are unique and personal.  Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The rights and obligations of MTI under this Agreement will be binding may be assigned to any affiliate of MTI without the consent of Executive and shall be binding on and be of benefit to MTI’s successors and assigns.

  Notices. All notices, offers, elections, waivers or other communications under this Agreement (“Notices”) shall be in writing and shall be given by one or more of the following methods:  (a) personal delivery or email (electronic read-receipt requested), in which case notice shall be deemed given when delivered; or (b) certified or registered mail, postage prepaid return receipt requested, in which case notice shall be deemed given three (3) calendar days after delivery to a depository of the US Postal Service.  All Notices which are not personally delivered shall be addressed to the parties at their addresses set forth above.  Any party may change address for receipt of notice by giving written notice to the other party of the new address.  Any notice which is sent to an address different from that set forth in this Agreement, but which is proven to have been actually received shall be deemed to have been properly given.

  Indemnification.  MTI shall indemnify Executive as an officer, director and employee of MTI and shall cover him with directors' and officers' liability insurance coverage during his employment and thereafter in the same manner as MTI covers its directors to the extent such coverage is reasonably obtainable.  Any payment made pursuant to this Section 13 shall be paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the Executive’s first taxable year in which the right to payment is no longer subject to a substantial risk of forfeiture as defined in Section 409A.

  Governing Law; Dispute Resolution. The validity, interpretation, construction and performance of this Agreement, and all acts, transactions, rights and obligations of the parties hereto (including any claim, charge, or cause of action by Executive for discrimination under any federal, state or local employment discrimination law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law), shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.  All disputes arising under this Agreement, including any claim for alleged breach or rescission hereof, shall be resolved by binding arbitration conducted pursuant to AAA’s Commercial Arbitration Rules.  The hearings in such matter shall be held in the County of Albany, New York.  If the amount in dispute exceeds the sum of $100,000, such dispute shall be heard by a panel of three (3) arbitrators.  The parties shall equally share the cost of any such arbitration.  Notwithstanding the foregoing, in the event of a claim of breach of a restrictive covenant, MTI shall be entitled to apply to any court having jurisdiction over the parties and the subject matter of the dispute for a preliminary injunction and/or temporary restraining order enjoining the continued breach of such covenant.

  Modification; Waiver.

  This Agreement may only be changed, modified, supplemented or rescinded only by written instrument signed by both parties.

  Any waiver of the provisions of this Agreement shall not be effective unless made in writing signed by the party so waiving.  A waiver given in any case shall only apply with respect to that particular act or omission, and shall not be effective as to further acts or omissions, regardless of whether they are of the same or similar nature.

  Entire Agreement. Executive acknowledges that this Agreement represents the entire understanding between Executive and MTI and any and all prior written or oral discussions and agreements between Executive and MTI relating to the subject matter of this Agreement or Executive’s employment with MTI.  This Agreement is binding on the parties’ respective successors and assigns, subject to Section 11.

  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (a) such provision(s) shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

  Construction; Pronouns.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any.  Accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be considered a legal original for all purposes.  The existence of this Agreement may be established by introducing into evidence separately signed counterparts which are otherwise identical in all material respects.  Any party may sign this Agreement and transmit his or her or its signature by electronic means, and such signature shall have the same effect as a manual ink signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below:

/s/ Thomas Marusak	May 5, 2017
Thomas Marusak	Date
Chairman, Compensation Committee
Mechanical Technology, Incorporated

/s/ Frederick Jones	May 5, 2017
Frederick Jones	Date
Chief Executive Officer
Chief Financial Officer
Mechanical Technology, Incorporated

APPENDIX A – GENERAL RELEASE

In consideration of the severance compensation and benefits contemplated in Section 9(f) of the Executive Employment Agreement dated May 5, 2017 between Mechanical Technology, Incorporated (“MTI”) and Frederick (“Rick”) Jones (“Executive”) (the “Executive Employment Agreement”), Executive fully and completely releases and discharges MTI from any and all claims and causes of action that Executive may have had or now has, and waives any and all claims or causes of action Executive may have had or now has against MTI, including but not limited to any and all claims or causes of action in contract, tort, and under Title VII of the Civil Rights Act, Americans with Disabilities Act, Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the New York Human Rights Law, and any and all other local, state or federal nondiscrimination statutes, the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, all other laws relating to employment, or the common law; provided, however, that this shall not affect Executive’s entitlement to any vested accrued benefit to which Executive is entitled under any employee benefit plan subject to ERISA.

Executive acknowledges and agrees that in accordance with the terms of the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, Executive:

(i)	has read and understands this General Release and understands its meaning;
(ii)	knowingly and voluntarily entered into this Agreement without fraud, duress, or any undue influence;
(iii)	acknowledges that, by the terms of this General Release, MTI advised Executive in writing to consult with an attorney before signing this General Release;
(iv)

is entitled to and MTI has afforded Executive the opportunity to have twenty-one (21) days from the date of his termination to consider the terms of this General Release, but Executive may voluntarily elect to sign the General Release in a shorter period of time in order to receive the consideration set forth in the Executive Employment Agreement;

(v)

has seven (7) days following the execution of this General Release to revoke the General Release, and the General Release will not become effective or enforceable until the seven (7) day period has expired;

(vi)	is receiving payment and other consideration from MTI that Executive would not otherwise be entitled to; and
(vii)	is not waiving any rights or claims that may arise after the date this General Release is executed.

Executive understands that nothing in this General Release prevents Executive from filing a charge with or participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission (the “EEOC”), National Labor Relations Board (the “NLRB”) or any other federal, state or local governmental agency charged with enforcement of any law.  Executive understands that Executive retains the right to participate in any such action and to communicate with government agencies and such communication can be initiated by the Executive or in response to the government and is not limited by any non-disparagement obligation under the Executive Employment Agreement, dated May 5, 2017.  Further, nothing herein prohibits you from reporting possible violations of law to the Securities and Exchange Commission and other government agencies or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

This General Release shall be construed to release all claims to the full extent allowed by law.  If any term or provision of this paragraph is declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this General Release.

THE UNDERSIGNED HAS EXECUTED THIS RELEASE ON THE DATE SHOWN BELOW, AND BY HIS SIGNATURE BELOW ACKNOWLEDGES THAT HE HAS READ AND UNDERSTOOD THE ABOVE, AND THAT THIS IS A COMPLETE RELEASE OF ALL CLAIMS:

Date:_____________

________________________
Frederick Jones